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EXHIBIT M

HARTFORD LIFE INSURANCE COMPANY AND HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                     VARIABLE UNIVERSAL LIFE INSURANCE
                       ILLUSTRATION SAMPLE CALCULATION

HLA/HL HARTFORD VUL LAST SURVIVOR

ILLUSTRATED INSURED

Male, Age 59, Standard Non-Nicotine

Female, Age 57, Standard Non-Nicotine

Initial Face Amount: 2,000,000

Death Benefit Option A (Level)

$20,000 paid annually on the policy anniversary

Hypothetical Gross Annual Investment Return: 12.00%

Current Cost of Insurance Rates

ACCOUNT VALUE

Account Value = (Beginning Account Value + Net Premium - Monthly Deduction) * (Net Investment Factor)

DERIVATION OF NET RATE OF RETURN FROM GROSS RATE OF RETURN

Net Rate of Return = 11.11% = 12.00% - 0.89%

Assumed Asset Charges = 0.89%

Asset Charges reflected in the illustrations assume that the Account Value is allocated equally among all investment options and is an arithmetic average of investment advisory fees and other expenses charges by each of the available funds during the most recent calendar year. The assumed asset charges used do not reflect any expense reimbursement or fee waiver arrangements that may be in effect, as shown in the policy prospectus summary.

DERIVATION OF NET PREMIUM FROM GROSS PREMIUM

Net Premium = Gross Premium - Sales Load - Premium Tax Charge

For Policy Year 5:

Sales Load = 6.00% of paid premium

Premium Tax Charge = 1.75% of paid premium

Sales Load = 6.00% * $20,000.00 = $1,200.00

Premium Tax Charge = 1.75% * $20,000.00 = $350.00

Net Premium = $20,000.00 - $1,200.00 - $350.00 = $18,450.00

HOW THE PERIODIC DEDUCTION FOR COST OF INSURANCE AND OTHER MONTHLY DEDUCTIONS ARE MADE

For Policy/Year 5, Month 1:

Monthly Deduction Amount = Administrative Charge + Mortality and Expense Risk Charge + Monthly Per $1,000 Charge + Cost of Insurance Charge

Administrative Charge = $30.00

Mortality and Expense Risk Charge = Mortality and Expense Risk Charge Rate * Account Value

Mortality and Expense Risk Charge = (.0075/12) * $83,841.88 = $52.40

Monthly per $1,000 Charge = Monthly per $1,000 Charge rate * Initial Face Amount / 1,000

Monthly per $1,000 Charge = .232 * 2,000,000 / 1,000 = 464.00



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Cost of Insurance Charge = Net Amount at Risk * Monthly COI rate per Thousand /
1,000

Net Amount at Risk = Death Benefit - Account Value

Net Amount at Risk = 2,000,000 - 83,841.88 = 1,916,158.12

Cost of Insurance Charge = 1,916,158.12 * .0055 / 1,000 = 10.54

The Account Value used to determine the Mortality and Expense Risk Charge and Net Amount at Risk is after applying any premium

Monthly Deduction Amount = $30.00 + 52.40 + 464.00 + 10.54 = 556.94

Account Value after Monthly Deduction = Beginning Account Value + Net Premium - Monthly Deduction = $65,391.88 + 18,450.00 - 556.94 = 83,284.94

HOW NET INVESTMENT EARNINGS ARE DETERMINED

We determine the Net Investment Factor for any Valuation Period using the following equation:

(a / b)

where a is:

   1. the net asset value per share of the fund held in the Investment Option as of the end of the Valuation Period plus

   2. the per share amount of any dividend or capital gain distributions paid by the fund in the Valuation Period then ended and

b is the net asset value per share of the corresponding fund at the beginning of the Valuation Period.

The Accumulation Unit Value may increase or decrease. The number of Accumulation Units credited to your Policy will not changes as a result of the Investment Option's investment experience. The Separate Account will redeem Fund shares at their net asset value, to the extent necessary to make payments under the Policy.

In the illustrations, a hypothetical monthly net investment factor is determined that is equivalent to 11.11% net annual effective rate of return.

Hypothetical Monthly Net Investment Factor = (1+ .1111) ^ (1/12) = 1.00881786

This hypothetical monthly net investment factor is applied to the Account Value after the Monthly Deduction Amount to determine the end of month Account Value.

For Policy Year 5, Month 1

End of Month Account Value = 83,284.94 * 1.0081786 = 84,019.33

Monthly Investment Earnings = End of Month Account Value - Account Value after Monthly Deduction

Monthly Investment Earnings = 84,019.46 - 83,284.94 = 734.39



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DETERMINATION OF END OF YEAR ACCOUNT VALUE

Each month, the monthly deduction amount is deducted from the Account Value and the monthly investment earnings are added to the account value. The end of month twelve Account Value is the end of the year Account Value. Please see below:

                                                           MORTALITY
                                                             AND                                    END OF
                                    PREMIUM                EXPENSE     PER                           MONTH
POLICY  POLICY   GROSS      SALES     TAX    ADMINISTRATIVE  RISK    $1,000     COI    INVESTMENT   ACCOUNT
YEAR    MONTH   PREMIUM     LOAD     CHARGE     CHARGE      CHARGE   CHARGE   CHARGE   EARNINGS      VALUE
------  ------ ---------- -------------------------------- --------------------------- ---------- ------------
-------
  4       12                                                                                        65,391.88
  5        1    20,000.00  1,200.00  350.00      (30.0)     (52.4)    (464.0)  (10.54)   734.39     84,019.33
  5        2         --        --        --      (30.0)     (52.5)    (464.0)  (10.54)   735.96     84,198.24
  5        3         --        --        --      (30.0)     (52.6)    (464.0)  (10.54)   737.54     84,378.61
  5        4         --        --        --      (30.0)     (52.7)    (464.0)  (10.54)   739.12     84,560.47
  5        5         --        --        --      (30.0)     (52.8)    (464.0)  (10.53)   740.73     84,743.81
  5        6         --        --        --      (30.0)     (52.9)    (464.0)  (10.53)   742.34     84,928.65
  5        7         --        --        --      (30.0)     (53.0)    (464.0)  (10.53)   743.97     85,115.01
  5        8         --        --        --      (30.0)     (53.2)    (464.0)  (10.53)   745.61     85,302.90
  5        9         --        --        --      (30.0)     (53.3)    (464.0)  (10.53)   747.27     85,492.32
  5       10         --        --        --      (30.0)     (53.4)    (464.0)  (10.53)   748.94     85,683.30
  5       11         --        --        --      (30.0)     (53.5)    (464.0)  (10.53)   750.62     85,875.84
  5       12         --        --        --      (30.0)     (53.6)    (464.0)  (10.53)   752.32     86,069.96

HOW CHARGES ARE DEDUCTED FROM THE INVESTMENT OPTIONS AND THE FIXED ACCOUNT

We deduct certain charges from each Premium Payment you make before we allocate that Premium Payment (Net Premium Payment) amount the Investment Options and the Fixed Account. The policy owner chooses the allocation of the net premium amount the Investment Options and the fixed Account.

The monthly deduction amount is deducted pro rata from each of the Investment Option's attributable to the Policy and the Fixed Account.

Fund charges are not direct charges under the Policy. When you allocate money to the Investment Options, the Separate Account purchases shares of the corresponding Funds at net asset value. The net asset value reflects investment advisory fees and other expenses already deducted from the funds.

HOW THE CALCULATIONS VARY FOR OTHER POLICY YEARS

The Sales Load: The charge may vary by policy year and by the amount of the Premium. See the prospectus for these charges

Premium Tax Charge: The charge varies as the State changes the charge and by the amount of the Premium.

Administrative Charge: The charge may vary by policy year. See the prospectus for these charges

Mortality and Expense Risk Charge: The charge varies by policy year and by the level of policy Account Value in the Separate Account. See the prospectus for these charges.

COI Charge: The COI rates vary by issue age and policy year. The net amount at risk may, based on death benefit option, vary as the account value varies and by the level of premiums paid.

All of the charges above are current charges. They may be changed in the future but may not exceed the guaranteed maximum.